Exhibit 99.1

PRESSRELEASE
www.caldive.com
Cal Dive International, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505

For Immediate Release	06-008

		Contact:	Wade Pursell
Date:	February 28, 2006	Title:	Chief Financial Officer
Cal Dive Reports Record Fourth Quarter Results More than
Doubling Last Year’s Fourth Quarter Earnings
HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) reported fourth quarter net income of $56 million, or $0.69 per diluted share. This represents a 116% improvement over last year’s fourth quarter results.
The Company sustained damage to certain of its oil and gas production facilities in Hurricanes Katrina and Rita during the third quarter. Included in the fourth quarter earnings was approximately $7 million pre-tax of repair and inspection costs resulting from these hurricanes.
The Company’s effective tax rate fell to 27% in the fourth quarter, resulting in a 33% effective rate for 2005 due primarily to improved profitability both domestically and in foreign jurisdictions.
Summary of Results
(in thousands, except per share amounts and percentages)

	Fourth Quarter		Third Quarter	Full Year
	2005	2004	2005	2005	2004
Revenues	$264,028	$162,990	$209,338	$799,472	$543,392

Gross Profit	95,852	53,030	82,928	283,072	171,912
	36%	33%	40%	35%	32%

Net Income	56,006	25,269	42,671	150,125	79,916
	21%	16%	20%	19%	15%

Diluted Earnings Per Share	0.69	0.32	0.53	1.86	1.03
Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “I am very pleased that we were able to deliver our best ever quarter despite the negative impact of hurricanes Katrina and Rita on our Oil and Gas division. As predicted, improved Marine Contracting results more than offset the deferral of around 2.5 bcfe of production and the significant repair costs mentioned above.
“Our people faced many challenges during the year and once again they excelled in this quarter by launching ten acquired assets in our Marine Contracting fleet and by bringing back our oil and gas production to near pre-storm levels.

“We are very proud of our performance in 2005 and look forward to continued growth and success during 2006. Our earnings guidance for the year remains in the range of $2.30 — $3.30 per diluted share (excluding the recently announced acquisition of Remington Oil and Gas) and we will provide our first update to that range at the end of the first quarter.”
Financial Highlights
•	Revenues: The $101.0 million increase in year-over-year fourth quarter revenues was driven primarily by significant improvements in Marine Contracting revenues due to the introduction of newly acquired assets and much better market conditions.

•	Margins: 36% was three points better than the year-ago quarter due to a significant increase in Marine Contracting margins driven by improved market conditions.

•	SG&A: $21.2 million increased $7.1 million from the same period a year ago due primarily to additional incentive compensation accruals as a result of improved profitability. This level of SG&A was 8% of fourth quarter revenues, compared to 9% in the year ago quarter.

•	Equity in Earnings: $5.3 million reflects our share of Deepwater Gateway, L.L.C.’s earnings for the quarter relating to the Marco Polo facility as well as our share of Offshore Technology Services Limited’s earnings which is the Trinidadian company to which we contributed the Witch Queen.

•	Income Tax Provision: The Company’s effective tax rate fell to 27% in the fourth quarter, resulting in a 33% effective rate for the full year 2005. This was primarily due to the Company’s ability to realize foreign tax credits and oil and gas percentage depletion due to improved profitability both domestically and in foreign jurisdictions and implementation of the Internal Revenue Code 199 manufacturing deduction as it relates to oil and gas production. This resulted in a benefit for the fourth quarter for previously unrecognized deferred tax assets. We estimate our effective rate for 2006 will be between 34% and 35%.

•	Balance Sheet: During the fourth quarter, the Company acquired the Gulf of Mexico assets from Stolt Offshore. Total debt as of December 31, 2005 was $447 million. This represents 40% debt to book capitalization and with $353 million of EBITDA during 2005, this represents 1.3 times trailing twelve month EBITDA. In addition, the Company had $91 million of unrestricted cash as of December 31, 2005. Most of these funds will be utilized for the final phases of the acquisition of certain assets of Stolt Offshore.
Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Standard Time on Wednesday, March 1, 2006, will be webcast live. A replay will be available from the Audio Archives page.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding the proposed merger of Remington Oil and Gas Corporation into a wholly owned subsidiary of Cal Dive or the anticipated results (financial or otherwise) thereof; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the

Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004; and, with respect to the proposed Remington merger, actual results could differ materially from Cal Dive’s expectations depending on factors such as the combined company’s cost of capital, the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations, prior contractual commitments of the combined companies and their ability to terminate these commitments or amend, renegotiate or settle the same, the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures, any unforeseen merger or acquisition opportunities that could affect capital needs, the costs incurred in implementing synergies and the factors that generally affect both Cal Dive’s and Remington’s respective businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the companies’ respective Annual Reports on Form 10-K for the year ended December 31, 2004. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its shareholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its exploration and production. We assume no obligation and do not intend to update these forward-looking statements.
ADDITIONAL INFORMATION
Cal Dive and Remington will file a proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cal Dive free of charge by requesting them in writing from Cal Dive or by telephone at (281) 618-0400. You may obtain documents filed with the SEC by Remington free of charge by requesting them in writing from Remington or by telephone at (214) 210-2650. Cal Dive and Remington, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Remington in connection with the merger. Information about the directors and executive officers of Cal Dive and their ownership of Cal Dive stock is set forth in the proxy statement for Cal Dive’s 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Remington and their ownership of Remington stock is set forth in the proxy statement for Remington’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,

(000's omitted, except per share data)	2005	2004	2005	2004

	(unaudited)

Net Revenues	$264,028	$162,990	$799,472	$543,392
Cost of Sales	168,176	109,960	516,400	371,480

Gross Profit	95,852	53,030	283,072	171,912

Gain on Sale of Assets, net	151	—	1,405	—
Selling and Administrative	21,202	14,135	62,790	48,881

Income from Operations	74,801	38,895	221,687	123,031
Equity in Earnings of Investments	5,301	3,555	13,459	7,927
Interest Expense, net & Other	2,691	1,631	7,559	5,265

Income Before Income Taxes	77,411	40,819	227,587	125,693
Income Tax Provision	20,601	14,548	75,019	43,034

Net Income	56,810	26,271	152,568	82,659
Preferred Stock Dividends and Accretion	804	1,002	2,454	2,743

Net Income Applicable to Common Shareholders	$56,006	$25,269	$150,114	$79,916

Other Financial Data:
Income from Operations	$74,801	$38,895	$221,687	$123,031
Equity in Earnings of Investments	5,301	3,555	13,459	7,927
Share of Equity Investments:
Depreciation	1,220	1,025	4,427	3,009
Interest Expense, net	46	205	1,608	2,179
Depreciation and Amortization:
Marine Contracting	11,199	12,397	40,836	39,259

Oil and Gas Production	15,559	16,963	70,637	69,046

EBITDA (1)	$108,126	$73,040	$352,654	$244,451

Weighted Avg. Shares Outstanding:
Basic	77,659	76,789	77,444	76,409
Diluted	82,876	79,230	82,205	79,062

Earnings Per Share:
Basic	$0.72	$0.33	$1.94	$1.05
Diluted	$0.69	$0.32	$1.86	$1.03

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments) and the Company’s share of depreciation and net interest expense from its Equity Investments. EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(000's omitted)	Dec. 31, 2005	Dec. 31, 2004		Dec. 31, 2005	Dec. 31, 2004

	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$91,080	$91,142	Accounts payable	$99,445	$56,047
Accounts receivable	228,058	114,709	Accrued liabilities	148,789	75,502
Other current assets	52,915	48,110	Current mat of L-T debt (2)	6,468	9,613

Total Current Assets	372,053	253,961	Total Current Liabilities	254,702	141,162

Net Property & Equipment:			Long-term debt (2)	440,703	138,947
Marine Contracting	524,890	411,596	Deferred income taxes	164,258	133,777
Oil and Gas Production	391,472	172,821	Decommissioning liabilities	106,317	79,490
Equity Investments	179,556	67,192	Other long term liabilities	10,584	5,090
Goodwill	101,731	84,193	Convertible preferred stock (2)	55,000	55,000
Other assets, net	91,162	48,995	Shareholders' equity (2)	629,300	485,292

Total Assets	$1,660,864	$1,038,758	Total Liabilities & Equity	$1,660,864	$1,038,758

(2)	Debt to book capitalization — 40%. Calculated as total debt ($447,171) divided by sum of total debt, convertible preferred stock and shareholders’ equity ($1,131,471).